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                                                                   EXHIBIT 10.35


EXECUTIVE EMPLOYMENT AGREEMENT


This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of February _22__, 2001 between White Electronic Designs Corporation, an Indiana Corporation (the "Company") and Hamid R. Shokrgozar ("Executive").

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms contained herein;

NOW ,THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for two additional years upon expiration of the term hereof and upon expiration of each successive term hereof unless, not less than 90 days prior to any such expiration, either party shall have given notice to the other that it does not wish to extend this Agreement. The term of this Agreement shall be subject to termination as provided in Section 6 and may sometimes be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the President and Chief Executive Officer and Chairman of the Board of Directors of the Company (the "Board"), and shall have supervision and control over and responsibility for the business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, as long as such activities do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3. COMPENSATION AND BENEFITS

      (a) BASE SALARY. Executive's annual base salary shall be $350,000.00, which shall be effective beginning October 1, 2000. Executive's base salary shall be subject to increase at the discretion of the Compensation Committee of the Board (the "Compensation Committee") based on its annual review. The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in substantially equal bi-weekly installments

      (b) BONUS. Executive shall be eligible to receive cash incentive compensation equal to up to 300% of his Base Salary ("Bonus") as determined on an annual basis by the Compensation Committee in its sole discretion.

      (c) LIFE INSURANCE. The Company shall at its expense provide Executive with $ 1,000,000 of term life insurance, the death benefits from which shall be payable to one or more beneficiaries designated by Executive.

      (d) AUTO ALLOWANCE. The Company shall pay to Executive a monthly automobile allowance equal to $1,000.


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      (e) CLUB MEMBERSHIP. The Company shall pay all regular and special membership fees and dues (including any initiation fees) for Executive's membership in a club of his choice, but reasonably acceptable to the Compensation Committee.

      (f) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

      (g) OTHER BENEFITS. During the Period of Employment Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Executive Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with benefits at least substantially equivalent to those provided under such Executive Benefit Plans. As used herein, the term "Employee Benefit Plans" includes, without limitation, each savings and profit- sharing plan; stock option plan; medical insurance plan; dental insurance plan; disability plan; and health and accident plan or arrangements established and maintained by the Company on the date hereof for senior executives of the Company. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. All benefits to be received by Executive pursuant to Sections 3(c) - (f), inclusive, under this Agreement shall be made on an aftertax basis, such that the Company shall compensate Executive for any federal or state tax payable with respect to such benefit as well as any such tax payable with respect to the compensation called for by this sentence.

      (h) VACATIONS. Executive shall be entitled to six (6) paid weeks of vacation in each calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives.

4. CONFIDENTIAL INFORMATION. Executive acknowledges that in the course of his employment with the Company, he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its affiliates' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' business. Executive understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company's industry, other than as a result of any action or inaction by Executive; or (iv) such information has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Executive agrees this covenant shall survive this Agreement and continue to be binding upon Executive after the


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expiration or termination of this Agreement. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company,.

5. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

      (a) DEATH. Executive's employment hereunder shall terminate upon his death.

      (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full- time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

      (c) TERMINATION BY COMPANY FOR CAUSE. Company may terminate the employment of Executive for cause at any time upon written notice to Executive specifying the cause for termination. For purposes of this Section, "for cause" shall mean discharge resulting from a determination by the Company that the Executive has.
(i) been convicted of a criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) performed an act or failed to act which, if he were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company; (iii) violated the provisions of Section 4 pertaining to confidential information; or (iv) willfully refuses to perform the duties reasonably assigned to Executive and consistent with his status as President and Chief Executive Officer and Chairman of the Board of the Company, provided however that this Section 5(c)(iv) shall not apply following a Change in Control as defined in Section 5(f).

      (d) TERMINATION BY COMPANY WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Section 5(c) or result from the death or disability of the Executive under Section 5(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Section 1 that it does not wish to extend the Period of Employment, such action shall also be deemed a termination without Cause.

      (e) TERMINATION BY EXECUTIVE WITHOUT CAUSE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason. If Executive provides notice to the Company under Section 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive

      (f) TERMINATION OF EXECUTIVE FOLLOWING A CHANGE IN CONTROL. In the event that a Change in Control occurs when the remaining term of this Agreement is less than eighteen (18) months, then this Agreement shall be automatically renewed for a period of eighteen (18) months following the effective date of the Change in Control. For purposes of this Agreement, a "Change in Control" shall mean: any sale of all or substantially all of the assets of Company; or merger or consolidation involving Company, unless the stockholders of Company receive in the transaction, with respect to their stock in Company, stock or other securities representing a majority in voting interest of the acquiring entity's equity securities; or any sale of a


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majority voting interest of the outstanding stock of Company by the holders thereof in a single transaction or series of related transactions. For a period of eighteen (18) months following the effective date of a Change in Control, the Executive may terminate the Agreement by written notice to Company's Board of Directors (or its successor) subsequent to the occurrence of any of the following events:

              (i) Notice of termination or a material change in the nature or scope of Executive's responsibilities, title, authority, reporting relationship, powers, functions or duties from the responsibilities, title, authority, reporting relationship, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

              (ii)A decrease in the total annual compensation or benefits payable to Executive other than as a result of a decrease in incentive-based compensation payable to the Executive and to all other executive officers of Company on the basis of Company's financial performance;

              (iii) A requirement imposed by Company that Executive relocate to an office that is more than fifty (50) miles distant from the office at which he is employed or the borne at which he resides immediately prior to the Change in Control or an increase in Executive's business travel; or

              (iv) Failure of Company's successor to assume its obligations hereunder following a Change in Control.

         (g) NOTICE OF TERMINATION. Except for termination as specified in
Section 5(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

         (h) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Section 5(b) or by the Company for Cause under Section 5(c), the date on which Notice of Termination is given; and (C) if Executive's employment is terminated by the Company under Section 5(d), or terminated by the Executive under Section 5(e), thirty (30) days after the date on which a Notice of Termination is given.

6. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) DEATH OF EXECUTIVE. If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall have most recently designated in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's unpaid Base Salary and Pro Rata Bonus (as defined in Section 6(g) below) to the date of his death. Upon the death of Executive, all unvested stock options shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have the remaining option term or twelve months, whichever is longer, to exercise all stock options granted to Executive. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive"s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.


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         (b) DISABILITY OF EXECUTIVE. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and Pro Rata Bonus until Executive's employment is terminated due to disability in accordance with
Section 5(b) or until Executive terminates his employment in accordance with
Section 5(e), whichever first occurs. Following such termination, Executive may receive benefits under the Company's long- term disability plan subject to the terms and conditions thereof. Upon the Date of Termination, all unvested stock options shall immediately vest and become exercisable and Executive shall have the remaining option term or twelve months, whichever is longer, to exercise all stock options granted to Executive. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive and Executive"s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.

         (c) TERMINATION BY EXECUTIVE WITHOUT CAUSE. If Executive's employment is terminated by Executive other than for a Change in Control as provided in
Section 5(f), then the Company shall, through the Date of Termination, pay Executive his unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by executive as of the Date of Termination must be exercised by Executive within twelve (12) months following the Date of Termination or by the end of the option term, if longer.

         (d) TERMINATION OF EXECUTIVE FOLLOWING A CHANGE IN CONTROL. If Executive terminates his employment for a Change in Control as provided in
Section 5(f), Executive shall be entitled to the following benefits:

      (i) SEVERANCE PAYMENT. The Company will pay Executive a single, lump sum "Severance Payment" equal to three (3) times the sum of Executive's total highest annual Base Salary, and highest annual Bonus/Incentive Compensation from White Electronic Designs. In the event that any severance payments made would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company would be required to "gross up" the Executive's compensation for excise taxes and any federal, state and local income taxes related to any excise tax imposed.

      (ii) BENEFIT CONTINUATION: The Company will continue benefit contributions (medical, dental, disability and life) and all compensation benefits set forth in Section 3 hereof for the remaining term of this agreement, as such term may therefore have been extended in accordance with Section I1 hereof, or eighteen
            (18) months whichever is greater.

      (iii) STOCK OPTIONS: Upon the Date of the Termination, all unvested stock options shall immediately vest and become exercisable and Executive shall have the remaining option term or eighteen months whichever is greater, to exercise all stock options granted to the Executive.

      (iv) OUTPLACEMENT ASSISTANCE. The Company will provide executive-level outplacement services to the Executive at the outplacement provider of his choice for a period not to exceed eighteen (18) months in the maximum amount of $50,000.


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      (v)   ATTORNEY FEES. The Company will reimburse Executive for all reasonable attorneys' fees incurred in connection with enforcing the terms of this Agreement following termination of employment in the maximum amount of $50,000.

         (e) TERMINATION FOR CAUSE. If Executive's employment is terminated by the Company for Cause as provided in Section 5(c), then the Company shall, through the Date of Termination, pay Executive his unpaid Base Salary. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all unvested stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within six (6) months following the Date of Termination or by the end of the option term, if earlier.

         (f) PRO RATA BONUS. In determining Executive's Pro Rata Bonus pursuant to Sections 6(a) or (b) hereof, the amount shall be equal to the product of (i) a fraction, the numerator of which is the number of days elapsed in the year Executive's employment with the Company is terminated and the denominator is 365, multiplied by (ii) the Bonus paid to Executive with respect to the year immediately preceding the year in which Executive's employment with the Company is terminated.

         (g) TERMINATION BY COMPANY WITHOUT CAUSE. If the Company terminates the Executive's employment without Cause in accordance with Section 5(d), it shall, upon the termination of Executive's employment, pay Executive a Severance Payment equal to two (2) times the sum of Executive's total highest annual Base Salary, and highest annual Bonus/Incentive Compensation from White Electronic Designs, and provide the other benefits set forth in Sections 6(d)(ii) to (v). The Company shall have no further obligations to Executive except for any amounts earned by, or accrued for, Executive under any employee benefit plans in which the Executive is then a participant, earned and unpaid salary and accrued and unused vacation pay and any rights of Executive under any bonus or stock option agreement, which right has been earned by Executive at the time of such termination pursuant to the terms of such plan or agreement.

7. NON-SOLICITATION. Executive agrees, for a period of two years after the expiration or termination of this Agreement, he will not employ or directly or indirectly solicit, or cause the solicitation of, any employees of the Company who are in the employ of the Company on the Date of Termination for employment by others.

8. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         if to the Executive:

         At his home address as shown in the Company's personnel records;

         if to the Company:

         White Electronic Designs Corporation, 3601 E. University, Phoenix, Arizona 85034, Attention: Board of Directors or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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9. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

10. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In. the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of
Section 4 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Section 5(b) or 6(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

13. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non- public information belonging to or obtained from any such previous employment or other party.

14. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived based on his Base Salary in effect at the Date of Termination) for requested litigation and regulatory cooperation that occurs after his termination of



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employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 14, including, but not limited to, reasonable attorneys' fees and costs.

15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona (without regard to principles of conflicts of laws).

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

WHITE ELECTRONIC DESIGNS CORPORATION.

BY:  Norm Hall                              BY: Tom Reahard


__________________________________          __________________________________

COMPENSATION COMMITTEE White Electronic Design Corporation

EXECUTIVE

__________________________________
Hamid R. Shokrgozar


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